MOMENTUM  BIOFUELS  ANNOUNCES  UPDATE ON  BIODIESEL  PLANT  AND OTHER  CORPORATE
MATTERS

         DENVER, CO AND LEAGUE CITY, TX - November 2, 2006 -TONGA CAPITAL CORPORATION (OTCBB:TGPC) ("Tonga") and its wholly owned subsidiary, MOMENTUM BIOFUELS, INC. ("Momentum") announced today that Robert Degeyter, CPA, had been named Chief Financial Officer and John Buhman, CPA, had been named Chief Accounting Officer effective October 1, 2006. Mr. Degeyter brings over 35 years of financial business experience with public and private companies of all sizes including manufacturing, services, distribution, regulated water utilities and most recently served as Senior Vice President, CFO for SIG, Inc, an IT consulting and staffing firm. He has also served as a partner of Tatum CFO Partners, LLP. Mr. Buhman began his accounting career with Arthur Anderson & Co. in Houston. In the private sector, he served as controller, or assistant controller, with several companies in the energy industry and was involved with the various SEC filings of those companies. Most recently, he was responsible for developing internal controls to comply with the provisions of section 404 of the Sarbanes-Oxley Act for one of these companies. Both these men bring extensive experience in dealing with the accounting and financial affairs of public companies and will be responsible for day to day accounting and preparation, together with our outside auditors, of quarterly reports on Form 10-QSB and annual reports on Form 10-KSB to be filed with the SEC.

         Momentum also announced that progress on construction of its biodiesel manufacturing plant, which has an annual capacity of 20,000,000 gallons based on one eight hour shift, five days per week, have been progressing well. The company is please to announce that all of the reaction tanks have been installed and have been fully plumbed to the feedstock tanks, the centrifuge system, the water wash tanks and to individual recirculation pumps. The first of two 400 horse power boilers arrived on Friday, October 27 and installation is almost complete. The other, identical, boiler is scheduled to arrive Friday, November 3 and it should be plumbed into the heat exchanger's bank by the middle of the following week. The final unit of the plant, the methanol recovery evaporator, is due for delivery about November 8 and its mounting base will be ready upon arrival. Pressure testing has been ongoing as all systems were installed and the plant is now expected to begin operations by the middle of November. Full production is scheduled for no later than December 1st. Digital photos of the plant will be available on the Company's website, www.momentumbiofuels.com, beginning November 8, 2006.

         The current schedule for plant start-up represents an approximate 45 day delay from original projections and is due to longer than original committed vendor supplied equipment delivery dates. Although this delay will impact fourth quarter EBITDA due to the reduced time period for production, the company still believes that it will have positive earnings for the year and will be on target for 2007 EBITDA projections.


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         Momentum and its parent  began an offering of  6,000,000  shares of its common stock pursuant to a Private Placement Memorandum to accredited investors in early August and has received funds, commitments or indications of interest for substantially all of the offering. Originally scheduled to close on October 26, 2006, the company has extended the closing to permit the collection of outstanding commitments and indications of interest and the completion of necessary paper work to qualify investors.

         Tonga also announced today that it plans to call its annual meeting of shareholders for no later than the first quarter of 2007 pursuant to a proxy statement that will be filed with the Securities and Exchange Commission. At the annual meeting, the company plans to elect a slate of seven directors to be nominated by the existing board and conduct such other business as may be set out in the proxy statement.

         Momentum also announced today that Jim Pyle, formerly acting CFO, has been named Investor Relations Officer of the company and is charged with the responsibility of assuring that information regarding the company and its affairs is communicated to the public, the Securities and Exchange Commission and the company's investors in an intelligible and timely fashion. He can be reached at the company's offices at 281-334-5161.
About Momentum Biofuels
         Momentum Biofuels plans to produce and distribute biodiesel fuel through private fleets, federal and local government fleets, and the development of a network of wholesale outlets. The biodiesel industry is part of the broader alternative fuel industry. Alternative fuel is any fuel that can be substituted for traditional gasoline or diesel fuels. Compressed natural gas, methanol, ethanol, propane, electricity, biodiesel and hydrogen are all federally recognized alternative fuel sources. While there are vehicles that are currently designed to run on such alternative fuels, biodiesel has the advantage of working with unmodified diesel engines, eliminating modification costs that would ultimately be passed on to consumers. Momentum Biofuels will benefit from federal and local tax credits for producers of biodiesel fuel such as those outlined in the U.S. Energy Bill of 2005, Oklahoma House Bill No. 1398 and from other government subsidies for producers of biodiesel fuel. The Company is focused on capitalizing on the growing demand for alternative and renewable fuels in the domestic market. For more information go to the Company's website at www.momentumbiofuels.com. The company's public competitors include Earth Biofuels, Inc. (OTC BB: EBOF), Pacific Ethanol, Inc. (NASDAQ: PEIX), Xethanol Corporation (OTC BB: XTHN), Verasun Energy Corporation (NYSE: VSE), and Nova Oil Inc. (OTC BB: NVAO). Momentum Biofuels feels that due to its low construction costs of its manufacturing plants, extensive industry experience and focus on private fleets, federal and local government fleets, and the development of a network of wholesale outlets, the Company has a competitive advantage over the fore mentioned companies in the Biodiesel industry.


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         This press  release  contains  "forward-looking  statement"  within the meaning of various provisions of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, commonly identified by such terms as "believes", "looking ahead", "anticipates", "estimates" and other terms with similar meaning. Although the company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give now assurance that these assumptions will prove to be correct. Such forward-looking statement should not be construed as fact. The information contained in such statements are beyond the ability of the Company to control, and in many cases the Company cannot predict what factors would cause results to differ materially from those indicated in such statements. All forward-looking statements in the press release are expressly qualified by these cautionary statements and by reference to the underlying assumptions.

Contact:

Investor Relations Contact:

Jim Pyle

281-334-5161

Corporate Contact:

Charles T. Phillips, President of Tonga Capital Corporation

281-334-5161